Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Earnings

Whippany, New Jersey, May 10, 2018 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 31, 2018.

Net income for the second quarter of fiscal 2018 was $106.8 million, or $1.74 per Common Unit, compared to net income of $83.8 million, or $1.37 per Common Unit, in the prior year second quarter.

Net income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarters of fiscal 2018 and 2017 included unrealized (non-cash) mark-to-market adjustments on derivative instruments in both periods; and the second quarter of fiscal 2017 included a loss on debt extinguishment of $1.6 million.  Excluding the effect of the foregoing items, Adjusted EBITDA (as defined and reconciled below) increased $24.1 million, or 17.5%, to $162.1 million for the second quarter of fiscal 2018, compared to $138.0 million in the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We are very pleased to report an improvement of $24.1 million, or 17.5%, in Adjusted EBITDA for the second quarter of fiscal 2018 compared to the prior year.  In a quarter that presented some extreme weather variability, our volumes increased more than 10% over the prior year.  Our people were well prepared to meet the increase in weather-related customer demand – delivering outstanding service to the customers and communities we serve, while maintaining their focus on managing costs and driving efficiencies.”

Mr. Stivala continued, “As we indicated at the start of this fiscal year, we developed our business plans for fiscal 2018 based on customer demand expectations assuming a weather pattern reflective of average heating degree days over the prior 10 years. Now that we are through the first half of fiscal 2018, we experienced weather that was in line with that 10-year average, albeit 7% warmer than normal (based on average heating degree days over the prior 30 years), and our volumes responded accordingly.  We are also making significant strides in our stated goal to restore our financial strength following the past two consecutive years of record warm temperatures. With the improvement in earnings and cash flows, our distribution coverage has increased, we have reduced indebtedness this quarter and our leverage metrics have meaningfully improved.”

Retail propane gallons sold in the second quarter of fiscal 2018 were 169.7 million gallons, representing an increase of 15.8 million gallons, or 10.3%, compared to the prior year second quarter.  Sales of fuel oil and other refined fuels of 13.6 million gallons in the second quarter of fiscal 2018 increased 5.0% compared to the prior year second quarter.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the second quarter of fiscal 2018 were 6% warmer than normal, and 9% cooler than the prior year second quarter.  The heating degree days for the quarter were concentrated in January and March as average temperatures for those months were at or near normal.  However, average temperatures for the month of February were 16% warmer than normal and only slightly cooler than the record warm temperatures in February 2017.

Revenues in the second quarter of fiscal 2018 of $536.3 million increased $85.7 million, or 19.0%, compared to the prior year second quarter, primarily due to higher volumes sold, coupled with higher retail selling prices associated with higher wholesale product costs.  Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 18.0% and 23.4% higher than the prior year second quarter, respectively.  Cost of products sold for the second quarter of fiscal 2018 of $246.6 million increased $54.2 million, or 28.1%, compared to $192.5 million in the prior year, primarily due to higher volumes sold and higher wholesale product costs.  Cost of products sold included a $3.7 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $2.5 million unrealized (non-cash) loss in the prior year second quarter.  These unrealized losses were excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $131.2 million for the second quarter of fiscal 2018 increased $8.6 million, or 7.0%, compared to the prior year second quarter, primarily due to higher variable operating costs to support higher demand, and higher variable compensation expense associated with higher earnings.

Depreciation and amortization expense of $32.2 million decreased $0.5 million, or 1.4%, compared to the prior year second quarter.  Net interest expense of $19.4 million increased $1.9 million, or 11.0%, compared to the prior year second quarter, primarily due to a higher level of outstanding borrowings under the revolving credit facility.  During the second quarter of fiscal 2018, the Partnership repaid approximately $36.0 million under its revolver from operating cash flows, which reduced outstanding revolver borrowings to $174.0 million at the end of the second quarter.  The increase in Adjusted EBITDA and the debt repayment during the second quarter resulted in the Partnership’s Consolidated Leverage Ratio improving to 4.58x as of March 2018.

As previously announced on April 26, 2018, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.60 per Common Unit for the three months ended March 31, 2018.  On an annualized basis, this distribution rate equates to $2.40 per Common Unit. The distribution is payable on May 15, 2018 to Common Unitholders of record as of May 8, 2018.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through 668 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2017 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 31, 2018 and March 25, 2017

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2018	March 25, 2017	March 31, 2018	March 25, 2017
Revenues
Propane	$462,814	$385,654	$784,944	$655,113
Fuel oil and refined fuels	41,699	34,630	67,014	56,726
Natural gas and electricity	20,392	19,239	33,539	32,306
All other	11,377	11,055	24,062	23,740
	536,282	450,578	909,559	767,885

Costs and expenses
Cost of products sold	246,642	192,467	411,831	310,632
Operating	113,002	110,420	212,613	209,769
General and administrative	18,205	12,164	34,980	27,211
Depreciation and amortization	32,203	32,670	63,334	63,931
	410,052	347,721	722,758	611,543
Loss on sale of business	—	—	4,823	—
Operating income	126,230	102,857	181,978	156,342
Loss on debt extinguishment	—	1,567	—	1,567
Interest expense, net	19,402	17,487	38,916	36,318

Income before provision for (benefit from) income taxes	106,828	83,803	143,062	118,457
Provision for (benefit from) income taxes	41	(9)	(893)	156

Net income	$106,787	$83,812	$143,955	$118,301

Net income per Common Unit - basic	$1.74	$1.37	$2.34	$1.94
Weighted average number of Common Units outstanding - basic	61,463	61,203	61,391	61,127

Net income per Common Unit - diluted	$1.73	$1.36	$2.33	$1.93
Weighted average number of Common Units outstanding - diluted	61,793	61,503	61,688	61,386

Supplemental Information:
EBITDA (a)	$158,433	$133,960	$245,312	$218,706
Adjusted EBITDA (a)	$162,129	$138,039	$255,362	$222,326
Retail gallons sold:
Propane	169,724	153,875	294,710	272,476
Refined fuels	13,645	12,996	22,767	22,008
Capital expenditures:
Maintenance	$3,927	$3,012	$7,886	$6,130
Growth	$5,727	$7,365	$10,267	$11,075

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 31, 2018	March 25, 2017	March 31, 2018	March 25, 2017
Net income	$106,787	$83,812	$143,955	$118,301
Add:
Provision for (benefit from) income taxes	41	(9)	(893)	156
Interest expense, net	19,402	17,487	38,916	36,318
Depreciation and amortization	32,203	32,670	63,334	63,931
EBITDA	158,433	133,960	245,312	218,706
Unrealized (non-cash) losses on changes in fair value of derivatives	3,696	2,512	5,227	2,053
Loss on debt extinguishment	—	1,567	—	1,567
Loss on sale of business	—	—	4,823	—
Adjusted EBITDA	$162,129	$138,039	$255,362	$222,326

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.